Exhibit 99.1

October 30, 2012

Contact:	Stephen P. Theobald
Executive Vice President, Chief Financial Officer
(757) 217-1000

Hampton Roads Bankshares Announces Third Quarter 2012 Financial Results

• Net loss of $5.9 million, a 78% improvement over third quarter 2011

• Provision for loan losses declined to $2.5 million

• Nonperforming assets declined for eighth consecutive quarter

• Net interest margin up 36 basis points year-over-year to 3.55%

• $45 million of additional capital raised in rights offering

Norfolk, Virginia  (October 30, 2012):  Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq:  HMPR), the holding company of Bank of Hampton Roads and Shore Bank, today announced financial results for the third quarter of 2012.  The Company reported a net loss of $5.9 million for the quarter, compared to losses of $5.7 million for the second quarter of 2012 and $26.7 million for the third quarter of 2011.  Third quarter 2012 results benefitted from increased core deposits, improving loan demand, increased origination activity in the Company’s mortgage business and lower provision for loan losses, due to continued improvements in credit quality.  During the quarter, the Company completed its previously disclosed capital raise by raising $45 million in additional common equity through its backstopped rights offering to existing shareholders.

“Third quarter results reflect continued progress across a number of key areas, including increases in core deposits and mortgage originations, improvements in asset quality and capital ratios, and the eighth consecutive quarterly decline in nonperforming assets,” said Douglas J. Glenn, President and Chief Executive Officer.  “We continue to take actions to strengthen our franchise, improve the efficiency of our operations, and position the Company for growth and profitability.”

Net interest income for the third quarter of 2012 was $15.8 million, down from $16.2 million in the second quarter of 2012 and compared to $17.6 million in the third quarter of 2011.  Net interest margin during the quarter was 3.55%, compared to 3.66% in the previous quarter and significantly higher than the net interest margin of 3.19% in the third quarter of 2011.  Margin improvements from the prior year are the result of lower funding costs and a reduction in the amount of lower earning overnight funds as a percentage of earning assets.  The decline in margin from the second quarter is a result of lower loan yields as rates for new and renewed loans reflect the lower interest rate environment.

Provision for loan losses for the third quarter of 2012 was $2.5 million compared to $4.3 million in the second quarter of 2012 and $17.7 million in the third quarter of 2011.  In addition, the Company reported a decline of $14.3 million in nonperforming assets during the third quarter, marking the eighth straight quarterly decline in the aggregate level of nonperforming assets.  Provision expense during the quarter was lower than previous quarters due to the continued slowdown in new problem loans and continued success in resolving existing nonperforming assets.  Nonperforming asset balances are down nearly 33% from the year ago levels.

Noninterest income was $2.2 million during the third quarter of 2012 compared to $2.0 million during the second quarter of 2012 and a negative $0.2 million in the third quarter of 2011.  The slight improvement over the second quarter was due to increased mortgage banking revenue, offset by increased losses on foreclosed assets.  Losses on foreclosed assets were $6.4 million during the third quarter of 2012 compared to $4.9 million in the prior quarter and $8.8 million in the third quarter of 2011.  Overall, foreclosed asset balances declined by $4.5 million from the previous quarter and $23.0 million year-over-year.  Mortgage revenue continued to benefit from increased origination volumes in the Company’s mortgage business due to the positive impact of the low rate environment on mortgage refinancing activity.  Mortgage revenue increased to $5.2 million from $3.9 million in the prior quarter and $2.7 million in the third quarter of 2011.  In addition, during the quarter the Company completed the sale of the deposits of its Wilmington branch and two branches, along with related deposits, in Raleigh, NC.  The transactions resulted in a net gain of $0.5 million during the quarter.

Noninterest expenses were $20.4 million during the quarter, compared to $18.8 million in the second quarter of 2012 and $24.1 million in the third quarter of 2011.  The increase from the second quarter is due to increased mortgage expenses, primarily salary and benefit costs, associated with the increase in mortgage origination activity and an increase in legal and foreclosed asset expenses during the quarter.  The decline in operating expenses from the prior year quarter is a direct result of the Company’s success in reducing its expense base through the consolidation and/or sales of selected branches, efficiencies gained in its various business operations and improvements in credit quality.

As of September 30, 2012, total assets were $2.07 billion, down slightly from $2.17 billion at December 31, 2011 and flat to the previous quarter.  During 2012, loans outstanding declined from $1.50 billion to $1.42 billion as a result of continued resolutions of problem loans and charge-offs, with new lending activity largely offsetting normal portfolio attrition.  Total deposits declined during the first half of the year to $1.63 billion from $1.80 billion at December 31, 2011 primarily from continued declines in brokered deposits and retail time deposits, and the sale of deposits in Wilmington and Raleigh. Non-interest bearing deposits increased by $11.4 million from the prior quarter.

Nonperforming assets declined to $159.2 million at September 30, 2012 from $173.5 million and $196.9 million at June 30, 2012 and December 31, 2011, respectively.  Nonperforming assets represented 7.68% of total assets at September 30, 2012 compared to 9.08% at December 31, 2011.

At September 30, 2012, the Company exceeded all of the regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered “well capitalized” under the risk-based capital standards.

Caution About Forward-Looking Statements.

Certain statements made herein and in the attached earnings press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the continuation of credit quality, origination and efficiency trends. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance the Company will be able to exit its problem assets or return to profitability or that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates 33 banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices and recently opened loan production offices in West Ocean City, Maryland and Rehobeth, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release.  The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

	Nine months ended
Operating Results	September 30, 2012	September 30, 2011

Interest income	$62,208	$77,915
Interest expense	13,473	23,904
Net interest income	48,735	54,011
Provision for loan losses	14,124	53,733
Noninterest income	7,301	5,337
Noninterest expense	59,072	80,281
Income tax expense	-	2,154
Net loss	(17,160)	(76,820)
Noncontrolling interest	2,333	382
Net loss attributable to Hampton Roads Bankshares, Inc.	$(19,493)	$(77,202)

Per Share Data

Loss per share:
Basic	$(0.32)	$(2.28)
Diluted	(0.32)	(2.28)
Common dividends declared	-	-
Book value per common share	1.10	3.93
Book value per common share - tangible	1.09	3.81

Daily Averages

Total assets	$2,100,016	$2,654,697
Gross loans	1,450,474	1,783,739
Total investment securities	318,853	347,613
Intangible assets	3,234	9,546
Total deposits	1,722,433	2,212,171
Total borrowings	236,371	253,419
Shareholders' equity	122,699	166,017
Shareholders' equity - tangible	119,465	156,471
Common shareholders' equity	122,699	166,017
Common shareholders' equity - tangible	119,465	156,471
Interest-earning assets	1,801,328	2,302,404
Interest-bearing liabilities	1,724,613	2,235,116

	Nine months ended
Financial Ratios	September 30, 2012	September 30, 2011

Return on average assets	-1.24%	-3.89%
Return on average common equity	-21.22%	-62.17%
Return on average common equity - tangible	-21.80%	-65.97%
Net interest margin	3.61%	3.14%
Efficiency ratio	106.33%	141.63%
Tangible common equity to tangible assets	8.95%	5.40%

Allowance for Loan Losses

Beginning balance	$74,947	$157,253
Provision for losses	14,124	53,733
Charge-offs	(40,933)	(131,900)
Recoveries	6,306	3,950
Ending balance	$54,444	$83,036

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-3.19%	-9.59%
Nonperforming loans to total loans	8.12%	10.45%
Nonperforming assets to total assets	7.68%	9.72%
Allowance for loan losses to total loans	3.84%	5.11%

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

Operating Results	Q3 2012	Q2 2012	Q3 2011

Interest income	$19,933	$20,669	$24,449
Interest expense	4,096	4,472	6,897
Net interest income	15,837	16,197	17,552
Provision for loan losses	2,476	4,346	17,679
Noninterest income	2,200	1,993	(171)
Noninterest expense	20,394	18,767	24,086
Income tax expense	-	-	2,110
Net loss	(4,833)	(4,923)	(26,494)
Noncontrolling Interest	1,088	744	247
Net loss attributable to Hampton Roads Bankshares, Inc.	$(5,921)	$(5,667)	$(26,741)

Per Share Data

Loss per share:
Basic	$(0.05)	$(0.15)	$(0.77)
Diluted	(0.05)	(0.15)	(0.77)
Common dividends declared	-	-	-
Book value per common share	1.10	1.41	3.93
Book value per common share - tangible	1.09	1.38	3.81

Balance Sheet at Period-End

Total assets	$2,071,433	$2,070,945	$2,438,691
Gross loans	1,416,933	1,437,644	1,625,107
Allowance for loan losses	54,444	62,907	83,036
Total investment securities	311,104	326,760	300,271
Intangible assets	2,745	3,080	4,130
Total deposits	1,630,943	1,668,025	2,044,395
Total borrowings	236,183	236,306	236,529
Shareholders' equity	187,960	149,347	135,670
Shareholders' equity - tangible	185,215	146,267	131,540
Common shareholders' equity	187,960	149,347	135,670
Common shareholders' equity - tangible	185,215	146,267	131,540

Daily Averages	Q3 2012	Q2 2012	Q3 2011

Total assets	$2,054,380	$2,086,935	$2,531,650
Gross loans	1,422,909	1,444,003	1,670,465
Total investment securities	322,306	328,361	311,067
Intangible assets	2,907	3,227	7,884
Total deposits	1,651,972	1,724,808	2,108,225
Total borrowings	236,238	236,352	242,241
Shareholders' equity	149,019	106,559	157,844
Shareholders' equity - tangible	146,112	103,332	149,960
Common shareholders' equity	149,019	106,559	157,844
Common shareholders' equity - tangible	146,112	103,332	149,960
Interest-earning assets	1,770,564	1,781,285	2,184,958
Interest-bearing liabilities	1,639,320	1,730,717	2,112,414

Financial Ratios

Return on average assets	-1.15%	-1.09%	-4.19%
Return on average common equity	-15.81%	-21.39%	-67.21%
Return on average common equity - tangible	-16.12%	-22.06%	-70.75%
Net interest margin	3.55%	3.66%	3.19%
Efficiency ratio	114.45%	104.75%	161.56%
Tangible common equity to tangible assets	8.95%	7.07%	5.40%

Allowance for Loan Losses

Beginning balance	$62,907	$68,917	$94,595
Provision for losses	2,476	4,346	17,679
Charge-offs	(13,281)	(12,367)	(31,053)
Recoveries	2,342	2,011	1,815
Ending balance	$54,444	$62,907	$83,036

Nonperforming Assets at Period-End

Nonaccrual loans including nonaccrual impaired loans	$115,093	$124,915	$163,816
Loans 90 days past due and still accruing interest	-	-	6,000
Repossessed assets	44,061	48,578	67,107
Total nonperforming assets	$159,154	$173,493	$236,923

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-3.06%	-2.88%	-6.94%
Nonperforming loans to total loans	8.12%	8.69%	10.45%
Nonperforming assets to total assets	7.68%	8.38%	9.72%
Allowance for loan losses to total loans	3.84%	4.38%	5.11%

Composition of Loan Portfolio at Period-End

Commercial	$247,125	$236,009	$258,759
Construction	233,194	257,772	318,805
Real-estate commercial	532,884	532,569	585,825
Real-estate residential	379,558	387,687	434,117
Installment	24,302	23,632	27,781
Deferred loan fees and related costs	(130)	(25)	(180)
Total loans	$1,416,933	$1,437,644	$1,625,107